NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES NYSE American LLC hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on October 30, 2023, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on October 18, 2023 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between eMagin Corporation and Emerald Merger Sub, Inc., a wholly owned subsidiary of Emerald Intermediate, Inc., a wholly owned subsidiary of Samsung Display Co., Ltd. became effective before market open on October 18, 2023. Each share of eMagin Corporation Common Stock was exchanged for USD 2.08 in cash, without interest, less any applicable fee, and tax. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on October 18, 2023.